Guanwei Recycling Corp.

A Fast Growing Leader in Environmentally Sound Plastics Recycling and China's Top Producer of Recycled Low Density Polyethylene (LDPE) Meeting the Highest Chinese and European Green Standards

Corporate Profile

March, 2010

OTCBB: GURC

Industry: Plastics

Sector: Recycling

Employees: 600+

Guanwei Recycling Corp.

Rong Qiao Economic Zone

Fuqing City, Fujian Province

People's Republic of China

300500

Tel: 86-591 8537-2532

Fax: 86-5918537-0005



www.guanweirecycling.com

Investor Relations (U.S.)

Robert Agriogianis

Focus Asia Partners

Tel: 973-845-6642

www.focusasiapartners.com

email:

bob@focusasiapartners.com

Select Financials

Fiscal Year End: Dec. 31

Recent Price: $4.80 (3/11/10)

Market Cap: approx. $96MM

F/D Shares Outstanding: 20MM shares

Management Ownership: 12 MM shares (60%)

Daily Volume: 45,000 shares

Auditor: BDO Limited

Attorneys: K&L Gates LLP

Transfer Agent:

Corporate Stock Transfer

An environmental leader, Guanwei Recycling Corp. (OTC BB: GURC) is the largest producer of recycled low density polyethylene (LDPE) in China— the world's largest recycled plastics market. The Company's rapid growth (sales up approximately 103% to $37.9 million through 9M 2009 compared to 9M 2008 and 61% in FY 2008 compared to FY 2007, despite a slowed economy) is fueled by the fact that plastics consumption in China far outpaces domestic production. Recycled plastic helps fill this gap and exceeded 24% of the plastics consumed in China in 2008. Further, LDPE produced by Guanwei is utilized by more than 300 customers in ten different industries, including building and construction products where the government is heavily promoting its usage. Guanwei's environmental leadership also provides a major business advantage over competition. As one of the few recyclers in China licensed by the Chinese government and also fully certified by the German Environment Audit Committee, the Company directly procures most of its high quality plastic waste in Germany and elsewhere in Europe, with no middlemen, resulting in lower production costs and higher yields of top grade LDPE. To maintain German certification, Guanwei's production process and waste disposal are regularly monitored to meet the highest "green" standards for air, water and noise discharge. Looking ahead, the Company anticipates continuing its strong growth pattern. In a recovering economy, while LDPE pricing and demand has continued to strengthen— as reflected in the Company's 175% increase in net income in the third quarter of 2009 compared to the same period last year. The Company believes the growth of plastic recyclers will continue to exceed the growth of the Chinese plastics industry. In March, Guanwei announced that it was entering 2010 in a very strong position, having increased customers from 210 to nearly 300 during 2009, while greatly expanding its European supplier base, adding Holland and Spain to those countries where it can purchase high quality raw material directly.

Continuing Rapid Growth

In the first nine months of 2009, Guanwei revenues grew approximately 103% to $37.9 million compared to the same period of 2008 as LDPE prices strengthened in an improving economy. This followed a 61% sales increase to $25.4 million in recession impacted 2008. Rebounding strongly from the slowing profit growth in 2008 (+7.2%), the steadily improving pricing of LDPE, coupled with increasing production and lower raw material costs, led to an 89.9% increase in net income to $5.87 million in 9M 2009, ($0.293 per share) compared with $3.09 million ($0.154 per share) in the same period last year. In the third quarter of 2009, as the selling price of LDPE ($1,045 per ton) was about even with prices in Q3 2008, profit margins grew to 41.85% from 19.89% in Q3 2008 and net income climbed 175.4% to $2.13 million ($0.106 per share) compared with $0.776 million ($0.038 per share) in the same period in 2008.

For The Nine Months Ended Sept. 30



2008
2009
+103%



2008
2009
+89.9%

Reasons To Consider

- Guanwei is a rapidly growing "green" investment with 2009 nine month revenue growth of 103% compared with the first nine months of 2008 and an approximately 90% increase in net income over the same period.
- The Company is the largest manufacturer in China of recyclable low density polyethylene (LDPE) and is beginning to reap the benefits of an improving economy there. Growing demand for LDPE, especially in the building and infrastructure industries, has recently brought LDPE prices back to former levels in 2008 while raw material costs are lower. Even during the economic slowdown, the Company's sales advanced strongly (+60% in FY 2008).
- Guanwei has a continuing raw material cost advantage with its ability to purchase waste directly in Europe, (Germany, Holland and Spain)– without middlemen– because it is among the very few companies that meet the stringent standard of the German Environment Audit Committee in addition to being certified by the Chinese government.
- With most of its plastic waste purchased in Europe, Guanwei has a higher yield of top grade, higher priced LDPE and less non-LDPE plastic waste than its competitors.
- China has continued to consume vastly more plastic than it produces. Consequently, plastic recycling is a necessity, contributing approximately 24% to total plastic consumption in 2008, and growing much faster than the plastics industry as a whole.
- As LDPE prices have rebounded to 2008 levels, demand among the 300+ customers served by Guanwei in 10 different industries is growing and, in the case of building and construction materials, is being boosted by strong government support.
- Guanwei has strong financials with no long term debt and $3.65 million in cash (as of Sept 30, 2009).

* All financial figures in this document (including graphs) are unaudited. For more information, please consult the Company's filings with the US Securities and Exchange Commission.

Low Density Polyethylene (LDPE)

LDPE is one of seven types of plastic polymers used in packaging. Key properties of this polymer are its ease of processing, strength, toughness, ease of sealing and that it acts as a moisture barrier. Guanwei imports unrecycled LDPE mostly from Europe (80%). Most plastic waste in China has been previously recycled and has lower tensile strength and cannot be completely transparent. The recycled LDPE manufactured by Guanwei typically sells for substantially less than virgin plastic. The four grades of LDPE produced by Guanwei after processing into plastic "grains", are distinguishable primarily by color and transformed into a wide variety of end products by Guanwei's customers.



Multiple Industries/Multiple Products

- Six types of plastic waste (approximately 8% of imported material) are sorted out first by Guanwei's experienced team of more than 150 workshop employees (out of more than **600 employees** in total) at Guanwei's **60,000 square meter raw material storage and manufacturing plant** in Fuqing City in Fujian Province.
- The remaining LDPE processed into four grades of plastic "grains", is sold **to more than 200 Guanwei customers** throughout China, operating in **ten different industries**.
- The primary **industries** utilizing LDPE are: infrastructure, building and construction and shoes.

Strong Market Demand:A Growth Opportunity (Source: Guanwei 8-K filed on 12/22/09)

- China is now the second largest market for plastics after the U.S. and the world's largest recycled plastics market.
- More than 24% of the plastic consumed in China in 2008 was recycled plastic.
- Only 50% of China's plastic needs are met by self-manufacturing and much of the remainder is imported.
- The growth of the **plastic recycling industry** has far exceeded the growth of the plastics industry (+11% in 2008) with a **30% average annual growth** rate (from 4MM tons in 2005 to over 6MM tons in 2008).
- Further, the **Chinese government promotes the use of plastics** with goals to achieve 70% to 90% plastic usage in such products as water and heating supply pipelines, rainwater drainage pipes, city water supply pipelines and sheathware.
- By 2010 China's production of plastic pipelines will reach 4.5MM tons, and by 2015 exceed 6MM tons.
- The industry estimate of LDPE consumption in China in 2010 is 7.7MM tons. (Source: 2009 China Plastics Industry Report)
- Guanwei is emphasizing expansion in the construction/infrastructure sector.

Four Grades Of Plastic


A GRADE
A
B GRADE
B
C Grade White
C
Black
D

All products have the same quality and characteristics, the only difference is color.

Product allocation is roughly 3:2:2:3 among these 4 grades.

Grade A product sells for about US $1150 per ton. For other grades, the price difference is about US$75-US$100 per grade.

Guanwei's Advantage: Imported Plastic Waste

Guanwei leads the recycled plastics industry with a sizeable cost advantage largely related to its direct importation of plastic waste from Europe (Germany, Spain and Holland), where over **50%** of plastic waste (typically plastic packaging) is recycled. In Germany, where **80%** of plastic waste is recycled, and in the other EC countries, the Company is able to obtain higher grades of plastic which reduces processing cost. Further, cost decreases result from direct shipping of the wastes from the supplier/recycler to the Company— the importer/processor. While Guanwei is subject to import quotas imposed by the Chinese government, it intends to apply for an increase in the quota as its operations expand. Entering 2010, the Company has developed secure, long-term sources of raw materials from 10 suppliers.

Chinese Government and Euro Approved Processing

Guanwei is able to achieve the cost savings in direct importing because it is one of very few LDPE processors in China that meet both **Chinese government and EURO processing standards.** The Company is examined every two years and visited randomly to ensure it maintains the exacting standards of the **German Environment Audit Committee.**

Maintaining Environmental Leadership

Every phase of Guanwei's production process is focused on manufacturing clean, non-composite totally recyclable plastics into the marketplace. **This emanates from the sincere dedication of its founders and employees to environmental stewardship and keeping China clean for decades to come.** From the importation of raw materials in containers inspected by China Inspection and Quarantine to the processing of sewage in a 4800 square meter area that is over 10 meters deep and served by 18 modern suction pumps, every effort is taken to keep the air and the earth clean.

The Guanwei Recycling Production Process


Raw Material Classification
Smashing
Washing & Packing
LDPE Final Product
Plastic wastes are classified by hand by color. Workers are paid at piece rate to motivate productivity
Currently Company has 8 smashing machines to process smashing cycle
Plastics are washed several times to increase cleanliness and enhance quality
32 Plastic grain machines— the largest production capacity in China

Production Yield: about 72% in 2008 and in 2009

Guanwei's goal: increase the yield to over 75%

<u>Management</u>

Chen Min-40-Chairman of the Board and CEO-Mr. Chen is the founder of Guanwei and has served as its Chief Executive Officer and Chairman of the Board of Directors since inception in 2005; from 1999 to 2005, Mr. Chen served as Chief Executive Officer and Chairman of the Board of Directors of Fuqing Huanli Plastic Corp. He holds a Bachelors degree in economics from Xiamen University. Mr. Chen studied at both Japan Arsker College and Japan University and obtained degrees in economics, and obtained a Masters degree in innovative administration from Tsing Hua University in 2009. While in Japan, Mr. Chen completed a study of the advanced Japanese recycling business and upon returning to China in 1999, he established Gaoming Plastics Inc., a plastic recycling business. Mr. Chen has been working since to expand the scale and level of recycling in China in a cost-efficient way.

Yang Feng-40-Chief Financial Officer- Mr. Yang has served as CFO of Guanwei since 2009; from 2007 to 2009, he served as CFO of Xi'An Li Ao Technology Inc. From 2003 to 2006, he worked as the financial controller for China Diary Group Limited (CHDA, Singapore Securities Exchange listing) and served as the Chief Financial Officer for Xi'An Silver Bridge Bio-tech Corp. (a Singapore listing corp.) from 2001 to 2003. Mr. Yang is a certified public accountant in China and has over 18 years of accounting experience. He earned a Bachelors degree in Accounting from China Northwest University.